Exhibit 99.1

DIVIDEND CAPITAL TRUST ANNOUNCES CLOSING OF ITS PUBLIC OFFERING

DENVER, CO — January 20, 2006 — Dividend Capital Trust (DCT) announced today the closing of the primary offering component of its current public offering of up to $1,000,000,000 in common stock. DCT intends to close the primary offering at end of business on Monday, January 23, 2006.

Pursuant to its January 9, 2006 press release outlining guidelines related to the closing, subscription agreements for the offering must be submitted to DCT’s stock transfer agent, or custodian for qualified accounts, and received or postmarked by January 23, 2006.  Subscription agreements not received or postmarked by January 23, 2006 will be returned.

While DCT anticipates closing the offering for the foreseeable future, the company retains the right to recommence its offering at any time during the period of the offering’s effectiveness.  DCT also currently plans to continue offering shares through its dividend reinvestment plan.

Dividend Capital Trust, a Denver-based Real Estate Investment Trust (REIT), invests primarily in high-quality, generic distribution warehouses and light industrial properties net leased to creditworthy corporate customers.